UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-19766

                          Home-Stake Oil & Gas Company
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             (Exact name of registrant as specified in its charter)

      Parkway Centre II, 2805 Dallas Parkway, Suite 100, Plano, Texas 75093
                                 (972) 781-6595
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                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

     Common Stock, par value $.01 per share, Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                       N/A
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              (Titles of all other classes of securities for which
               a duty to file reports under section 13(a) or 15(d)
                                    remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)    |X|           Rule 12h-3(b)(1)(i)    |X|
          Rule 12g-4(a)(1)(ii)   |_|           Rule 12h-3(b)(1)(ii)   |_|
          Rule 12g-4(a)(2)(i)    |_|           Rule 12h-3(b)(2)(i)    |_|
          Rule 12g-4(a)(2)(ii)   |_|           Rule 12h-3(b)(2)(ii)   |_|
                                               Rule 15d-6             |_|

          Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Home-Stake Oil & Gas Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            By:      /s/  C. Randall Hill
                                --------------------------------
                                  C. Randall Hill, President


Date:  December 12, 2000



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